UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2015 (August 13, 2015)

TWINLAB CONSOLIDATED HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55181	46-3951742
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

632 Broadway, Suite 201, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 651-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported in the Twinlab Consolidated Holdings, Inc. (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2014, Twinlab Consolidation Corporation (“TCC”) entered into an option agreement in September 2014 (as further amended, the “Option Agreement”) that gave TCC an exclusive option to acquire all of the outstanding equity of a marketer and distributor of nutritional products. Pursuant to the exercise of the option, effective August 13, 2015, TCC entered into a Unit Purchase Agreement, as amended (the “Purchase Agreement”) with Naomi L. Balcombe and Robert G. Whittel (the “Sellers”), pursuant to which at the closing of the acquisition TCC would acquire all of the outstanding membership interest units (the “Units”) of Organic Holdings LLC, a Delaware limited liability company (“Organic”) from the Sellers and the other members of Organic.

Under the terms of the Purchase Agreement, TCC would acquire all of the Units for a purchase price of $37,000,000, payable at the closing of the acquisition, of which $100,000 has been paid as a deposit.

TCC and the Sellers have each provided customary representation, warranties and covenants in the Purchase Agreement, and the Sellers have agreed to be bound by certain non-compete and non-solicitation provisions. The Sellers have also agreed to customary indemnification of TCC and its affiliates for certain losses and damages, by way of the cancellation of shares of common stock of the Company owned by an affiliate of the Sellers.

TCC is not required to close the acquisition, and may elect not to close for any reason. The last day on which TCC may close the acquisition is the later of October 2, 2015 or five (5) business days after the date on which the Sellers deliver any supplements or amendment to the disclosure schedules to the Purchase Agreement. If TCC chooses not to close the acquisition by that date, then subject to certain exceptions, TCC is obligated to pay the Sellers a break-up fee of $500,000, in addition to the deposit referred to above. If TCC closes the acquisition, Organic’s founder and chief executive officer has agreed to enter into an employment agreement with TCC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2015	TWINLAB CONSOLIDATED HOLDINGS, INC.

	By:	/s/ Thomas A. Tolworthy
Thomas A. Tolworthy
President and Chief Executive Officer